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                                                Filed Pursuant to Rule 424(b)(7)
                                                Registration No. 33-80169


PRICING SUPPLEMENT NO. 8, dated February 14, 1997
This Pricing Supplement is used in reliance on Rule 434 under the Securities Act of 1933, as amended (the "Act"), and supplements the Prospectus dated December 27, 1995 and the Prospectus Supplement dated January 3, 1996. For purposes of
Section 10(a) of the Act, the final prospectus relating to the securities offered hereby consists of this Pricing Supplement, the Prospectus and the Prospectus Supplement and the documents incorporated therein by reference.


                                   $75,000,000
                      Associated Estates Realty Corporation
                          Medium-Term Notes Series VIII
                                Fixed Rate Notes
                  Due from 9 Months or More From Date of Issue


Principal Amount:                   $5,000,000

Issue Price:                        100%

Original Issue Date:                February 20, 1997

Maturity Date:                      February 20, 2027

Repayment at the Option
  of the Holder:                    February 20, 2002 (the "Repayment Date") at
                                    a repayment price equal to 100% of the
                                    unpaid principal amount together with any unpaid interest accrued to the repayment date. For the Note to be repaid, the Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its Corporate Trust Office (or such other address of which the Company shall from time to time notify the Holders) not more than 60 nor less than 30 calendar days prior to the Repayment Date. Capitalized terms used but not defined herein, shall have the meanings given to them in the Prospectus Supplement, the Prospectus, the Note or the Indenture, as the case may be.

Interest Rate:                      6.52%

Agent's Commission:                 .50%

Agent's Capacity:                   Principal

Net Proceeds to Company:            $4,975,000

Agent:                              Alex. Browns & Sons Incorporated



This Pricing Supplement supplements the Prospectus and Prospectus Supplement with respect to both (1) the initial offering of Medium-Term Notes Series VIII and (2) market-making transactions in Medium-Term Notes Series VIII by Alex. Brown & Sons Incorporated.